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                                                                   EXHIBIT 3.1a

                         CERTIFICATE OF AMENDMENT OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MOBILE MINI, INC.


         MOBILE MINI, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments to the amended and restated certificate of incorporation of the corporation, declaring said amendments to be advisable and calling a meeting of the Stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

                  RESOLVED, that Article IV of the Amended and Restated Certificate of Incorporation is amended in its entirety to read as follows:

                           "FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have authority to issue is one hundred million (100,000,000) of which ninety-five million (95,000,000) shares shall be common stock with the par value of one cent ($0.01) per share and five million (5,000,000) shares shall be preferred stock with the par value of one cent ($0.01) per share."

                  RESOLVED FURTHER, that Article XV of the amended and restated Certificate of Incorporation is hereby deleted in its entirety.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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         The Corporation has caused this Certificate to be executed by Steven G.
Bunger, its President, and by Lawrence Trachtenberg, its Secretary, as of July 20, 2000.

                                             MOBILE MINI, INC.


                                             By:  /s/ Steven G. Bunger
                                                  Steven G. Bunger, President

ATTEST:

/s/ Lawrence Trachtenberg
Lawrence Trachtenberg, Secretary